CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in:

Registration Statements on Form S-8:
•No. 333-222157 (relating to the Xcel Energy Inc. Nonqualified Deferred Compensation Plan)
•No. 333-229949 (relating to the Xcel Energy 401(k) Savings Plan; and New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees; New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees; and Nuclear Management Company, LLC NMC Savings and Retirement Plan)
•No. 333-213382 (relating to the Xcel Energy 401(k) Savings Plan; New Century Energies, Inc. Employees’ Savings and Stock Ownership plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees; New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees)
•No. 333-175189 (relating to the Stock Equivalent Plan for Non-Employee Directors)
•No. 333-204325 (relating to the Xcel Energy Amended and Restated 2015 Omnibus Incentive Plan)
•No. 333-279635 (relating to the Xcel Energy Inc. 2024 Equity Incentive Plan)
•No. 333-285468 (relating to the Xcel Energy 401(k) Savings Plan)

Registration Statements on Form S-3:

•No. 333-270068 (relating to the Xcel Energy Dividend Reinvestment and Stock Purchase Plan)
•No. 333-278797 (relating to senior debt securities, subordinated debt securities, junior subordinated debt securities, common stock, and preferred stock)

of our reports dated February 25, 2026, relating to the financial statements of Xcel Energy Inc. and the effectiveness of Xcel Energy Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2025.

Minneapolis, Minnesota
February 25, 2026